Exhibit 99.1

MCEWEN MINING 2013 PRODUCTION

Up 33% OVER 2012;

139,455 Gold Eq. oz Produced in 2013

TORONTO, ONTARIO – (January 14, 2014) – McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce full-year and Q4 production results. For the full-year, the Company’s total production was 139,455 gold eq. oz comprised of 79,158 gold oz and 3,135,467 silver oz. This represents an approximate 33% increase compared to 2012.

In Q4 the Company produced 37,167 gold eq. oz (20,686 gold oz and 857,011 silver oz). This is 15% higher than Q4 2012.

Company Wide Operating Results

	Full-Year 2013	Full-Year 2012	4th Quarter 2013	4th Quarter 2012
San José Mine Production (49%)*
Gold produced (ounces)	48,425	42,026	12,999	11,024
Silver produced (ounces)	3,114,832	2,916,742	853,225	757,009
Gold equivalent produced (ounces)**	108,326	98,117	29,407	25,582
El Gallo 1 Production
Gold produced (ounces)	30,733	6,863	7,687	6,567
Silver produced (ounces)	20,635	4,492	3,786	4,360
Gold equivalent produced (ounces)**	31,129	6,949	7,760	6,651
Total Production
Gold produced (ounces)	79,158	48,889	20,686	17,591
Silver produced (ounces)	3,135,467	2,921,234	857,011	761,369
Gold equivalent produced (ounces)**	139,455	105,067	37,167	32,233

*McEwen Mining holds a 49% attributable interest in the San José mine.

** Gold equivalent ounces were calculated at a silver to gold ratio of 52:1 for 2012 and 2013, For the purpose of the 2014 forecast a ratio of 60:1 is being used.

Production for 2014 is forecast to be roughly in line with 2013, between 135,000-140,000 gold eq. oz (approximately 81,000 gold oz and 3,225,000 silver oz). The Company expects production during the second half of 2014 to exceed the first half due to the expansion at El Gallo 1 scheduled for completion at the end of Q1 and ramping up in Q2. Production costs in 2014 are forecasted to be similar to 2013, with cash costs between $750-$850 per gold eq. oz and all-in sustaining costs between $1,100-$1,200 per gold eq. oz. The Company projects to produce 170,000 gold eq oz in 2015, excluding any potential production from El Gallo 2. The decision as to whether to proceed with El Gallo 2 is still pending and subject to a number of factors, including obtaining the required financing. Final production costs for 2013 will be reported in early March 2014 with year-end financials.

“In addition to executing on our organic growth plans, we continue to analyze M&A opportunities. Our ideal candidate would significantly increase our production, lower our cost profile, and have cash and free cash flow to facilitate the construction of El Gallo 2. Our geographic focus remains on the Americas.

As the Company’s largest shareholder, I can say management is focused on growth that produces a higher share value and price. It is not growth just to be a larger company. The fact that I do not take a salary means that the only way I will make money is the same as all the shareholders do and that is through a higher share price,” stated Rob McEwen, Chairman and Chief Owner.

Our Sources of Production

1. San José Mine, Argentina (49%)

McEwen Mining’s attributable production from the San José mine during Q4 2013 totaled 29,407 gold eq. oz (12,999 gold oz and 853,225 silver oz) and the full-year production totaled 108,326 gold eq. oz (48,425 gold oz and 3,114,832 silver oz). McEwen Mining’s share of production from San José in 2014 is forecasted at 97,500 gold eq. oz (44,000 gold oz and 3,200,000 silver oz). Production costs will be released with year-end financials in early March.

San José Mine Operating Results

	Full-Year 2013	Full-Year 2012	4th Quarter 2013	3rd Quarter 2013
San José — 100%*
Ore production (tonnes)	536,937	509,851	156,150	131,592
Average grade gold (gpt)	6.42	5.79	6.03	6.59
Average head silver (gpt)	425	417	399	446
Average gold recovery (%)	89.2	90.4	87.6	91.9
Average silver recovery (%)	86.7	87.0	87.0	89.5
Gold produced (ounces)	98,827	85,768	26,529	25,610
Silver produced (ounces)	6,356,801	5,952,534	1,741,275	1,689,237
Gold equivalent produced (ounces)**	221,073	200,240	60,015	58,095

McEwen Mining — 49% Share
Gold produced (ounces)	48,425	42,026	12,999	12,549
Silver produced (ounces)	3,114,832	2,916,742	853,225	827,726
Gold equivalent produced (ounces)**	108,326	98,117	29,407	28,467

* McEwen Mining holds a 49% attributable interest in the San José mine.

** Gold equivalent ounces are calculated at a ratio of 52:1 for 2012 and 2013.

2. El Gallo 1 Mine, Mexico (100%)

El Gallo 1 had a successful first full-year of commercial production, producing 31,129 gold eq. oz (30,733 gold oz and 20,635 silver oz). During Q4, El Gallo 1 produced 7,760 gold eq. oz (7,687 gold oz and 3,786 silver oz). In 2014, El Gallo 1 is forecasted to produce 37,500 gold equivalent ounces (37,000 gold oz and 25,000 silver oz). Production costs will be released with year-end financials in early March 2014.

El Gallo 1 is currently being expanded from 3,000 to 4,500 tonnes per day. The expansion is scheduled to be completed by the end of Q1 2014. The increased capacity, combined with higher grades as mining moves deeper in the pit, is expected to increase production to 75,000 gold equivalent ounces by 2015.

El Gallo 1 Mine Operating Results in 2013

	Full-Year 2013	4th Quarter 2013	3rd Quarter 2013
Ore production (tonnes)	1,260,641	323,863	289,382
Average grade gold (gpt)	1.22	1.17	1.31
Gold produced (ounces)	30,733	7,687	7,934
Silver produced (ounces)	20,635	3,786	4,868
Gold equivalent produced (ounces)**	31,129	7,760	8,028

** Gold equivalent ounces are calculated at a ratio of 52:1 for 2013.

3. Future Mines

El Gallo 2, Mexico (100%)

The Environmental Impact Statement (EIS) permit for El Gallo 2 was approved by the federal Mexican Secretariat of Environment and Natural Resources (SEMARNAT) on November 8, 2013. The final Change of Land Use permit is being reviewed by the state government and a decision on this permit is expected during Q1 2014.  This final permit would allow construction and operations to commence at El Gallo 2 under a mill scenario.  The Company has not yet made a decision as to whether to proceed with El Gallo 2. This decision, will among other things, be determined by the timing of permits, the availability of capital and precious metals prices.

Gold Bar, Nevada (100%)

McEwen Mining continues to advance the Gold Bar permitting process for construction and production. Gold Bar is forecasted to produce 50,000 ounces gold per year for 8 years at a cash cost of approximately $700 per ounce. The project is located primarily on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction. The Company expects to have the permits required for Gold Bar by Q1 2015.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a high growth gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 297,159,359 shares issued and outstanding at January 14, 2014. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

TECHNICAL INFORMATION

This news release has been reviewed and approved by William Faust, PE, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). For additional information about the El Gallo complex see the technical report titled “Resource Estimate for the El Gallo Complex, Sinaloa State, Mexico” dated August 30, 2013 with an effective date of June 30, 2013, prepared by John Read, C.P.G., and Luke Willis, P. Geo. Mr. Read and Mr. Willis are not considered independent of the Company as defined by NI 43-101. For additional information about the San José Mine see the “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2013 with an effective date of December 31 2012, prepared by Eugene Puritch, P.Eng., David Burga, P.Geo., Alfred Hayden, P.Eng., James L. Pearson, P.Eng., and Fred H. Brown, P.Geo., all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101. For information about the Gold Bar project see the technical report titled “NI 43-101 Technical Report on Resources and Reserves Gold Bar Project, Eureka County, Nevada” dated February 24, 2012 with an effective date of November 28, 2011, prepared by J. Pennington, C.P.G., MSc., Frank Daviess, MAusIMM, Registered SME, Eric Olin,, MBA, RM-SME, MSc, Herb Osborn, P.E, Joanna Poeck, MMSA, B. Eng., Kent Hartley P.E. Mining, SME, BSc, Mike Levy, P.E, P.G, MSc., Evan Nikirk, P. E., Mark Allan Willow, M.Sc, C.E.M. and Neal Rigby, CEng, MIMMM, PhD, all of whom are qualified persons and all of whom are independent of McEwen Mining, each as defined by NI 43-101.

There are significant risks and uncertainty associated with construction, commencing production or changing production plans without a current feasibility, pre-feasibility or scoping study. Although the subject of a 2012 feasibility study, the Company does not have a current feasibility study on the El Gallo 2 project. As such, El Gallo 2 may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and other relevant factors reasonably required to serve as the basis for a final decision to complete the expansion of all or part of this project.

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

The foregoing technical reports are available under the Corporation’s profile on SEDAR (www.sedar.com).

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this news release, we have provided non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consist of mining, processing, on-site general and administrative costs, royalty costs, refining and treatment charges, sales costs and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and sustaining capital expenditures. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. Total cash cost and all-in sustaining cash cost per ounce are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, risks related to the receipt of required permits and other governmental approvals, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com